                                                                   Exhibit 10.16

                             AMENDED AND RESTATED
                             MANAGEMENT AGREEMENT


  THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the "Agreement"), dated as of January 31, 1997, is entered into by and between IMPERIAL CREDIT MORTGAGE HOLDINGS, INC., a Maryland corporation (the "Company"), and IMPERIAL CREDIT ADVISORS, INC., a California corporation (the "Manager");

                                  WITNESSETH:

  WHEREAS, the Company and the Manager entered into that certain Management Agreement (the "Management Agreement"), dated as of November 20, 1995, in which the Manager agreed primarily to provide capital, asset and operations management services in the manner and on the terms set forth therein;

  WHEREAS, the Management Agreement expired on November 20, 1996 and was extended to January 31, 1997 pursuant to that certain Extension Agreement (the "Extension Agreement"), dated as of November 18, 1996, pending negotiations between the Company and the Manager to further extend the Agreement and revise certain terms thereof based on the experience of the parties to date and their expectations regarding their future relationship;

  WHEREAS, the Company operates three businesses: (i) investing primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans, and to a lesser extent, in second mortgage loans; (ii) purchasing non-conforming mortgage loans, and, to a lesser extent, second mortgage loans from third party correspondent loan originators and subsequently securitizing or selling such loans to permanent investors; and
(iii) providing short-term lines of credit to approved mortgage banks to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors;

  WHEREAS, the Manager's personnel have substantial experience in the purchase, financing and administration of mortgage loans and mortgage securities, and the Company would like to benefit from such experience in conducting its operations;

  WHEREAS, the Company and the Manager desire to extend the terms and otherwise amend and restate the Agreement in the manner and on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     1.  Definitions.  Whenever used in this Agreement, the following terms,
         -----------
unless the context otherwise requires, shall have the following meanings:

     "Affiliate" of any entity means (i) any person directly or indirectly owning, controlling or holding with power to vote, five percent (5%) or more of the outstanding voting securities of such entity; (ii) any person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such entity; (iii) any person directly or indirectly controlling, controlled by, or under common control with, such entity; or (iv) any officer, director, partner or employee of such entity or any person set forth in (i) - (iii) above. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five percent (25%) of the voting securities of any entity shall be presumed to control such entity. Any person who does not so own more than twenty-five percent (25%) of the voting securities of any entity shall be presumed not to control such entity. A natural person shall be presumed not to be a controlled entity.

     "Agency Certificates" means Pass-Through Certificates guaranteed by FNMA, FHLMC or GNMA.

     "Agreement" means this Amended and Restated Management Agreement.

     "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any sale of the Company's equity securities, before deducting any underwriting discounts and commissions and other expenses and costs relative to an Offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period.

     "Board of Directors" means the Board of Directors of the Company.

     "CMO" means an adjustable or fixed-rate debt obligation (bond) that is collateralized by Mortgage Loans or mortgage certificates and issued by private institutions or issued or guaranteed by FNMA, FHLMC or GNMA.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitment" means the document containing the terms pursuant to which the Company purchases on a forward basis Mortgage Loans from various originators, including Affiliates of the Manager.

     "Company" means Imperial Credit Mortgage Holdings, Inc., a Maryland corporation, the Company's subsidiaries and, for purposes of this Agreement, ICI Funding Corporation.

     "Conforming Mortgage Loan" means a mortgage loan that complies with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA which are secured by first or second mortgages or deeds of trust on single-family (one to four units) residences.

     "Extension Agreement" means that certain Extension Agreement, dated as of November 18, 1996, by and between the Company and the Manager.

     "FHA" means the United States Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FNMA" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GNMA" means Governmental National Mortgage Association.

     "Governing Instruments" means the articles of incorporation or charter, as the case may be, and bylaws of the Company or any subsidiary of the Company.

     "Gross Mortgage Assets" means for any month the weighted average book value of the Mortgage Assets, before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month.

     "ICII" means Imperial Credit Industries, Inc.,  a California corporation.

     "ICIFC" means ICI Funding Corporation, a California corporation.

     "Investment Pool" means the following securities sold to the Company by ICII and Southern Pacific Thrift & Loan Association on December 31, 1996:
     Prudential 1994-6 and 1995-1; SPSAC 1995-1, 1995-2R1, 1995-2R2 and 1995-
     2R3; and DLJ 1995-5.

     "IWLG" means Imperial Warehouse Lending Group, Inc., a California corporation and subsidiary of the Company.

     "Management Agreement" means that certain Management Agreement, dated as of November 20, 1995, by and between the Company and the Manager.

     "Manager" means Imperial Credit Advisors, Inc., a California corporation.

     "Mortgage Assets" means (i) Mortgage Loans, (ii) Mortgage-Backed Securities, and (iii) other mortgage interests, that constitute Real Estate Assets.

     "Mortgage-Backed Securities" means (1) Pass-Through Certificates, (2) CMOs and (3) REMICs.

     "Mortgage Loans" means both Conforming Mortgage Loans and Non-Conforming Mortgage Loans.

     "Net Income" means, at any date of determination, the net income of the Company determined in accordance with current tax law before the Manager's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. The Company's interest expenses for borrowed money shall be deducted in calculating Net Income.

     "Offering" means a public offering of Common Stock of the Company.

     "Pass-Through Certificates" means securities (or interests therein) which are Qualified REIT Assets evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool. Pass-Through Certificates evidence interests in loans secured by single family, but not multifamily or commercial, real estate properties.

     "Qualified REIT Assets" means Pass-Through Certificates, Mortgage Loans, Agency Certificates and other assets of the type described in Code Section 856(c)(6)(B).

     "Real Estate Assets" means interests in real property, interests in mortgages on real property, and regular interests in REMICS as described in Code Section 856(c)(6)(B).

     "REIT" means Real Estate Investment Trust as defined under Section 856 of the Code.

     "REMICS" means serially maturing debt securities secured by a pool of Mortgage Loans, the payments on which bear a relationship to the debt securities, and the issuer of which qualifies as a Real Estate Mortgage Investment Conduit under Section 860D of the Code.

     "Return on Equity" means return calculated for any quarter by dividing the Company's Net Income for such quarter by the Company's Average Net Worth for such quarter.

     "Stockholders" shall mean the owners of the stock of the Company.

     "Ten Year Average Yield" shall mean the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 10 years).

     "Ten Year U.S. Treasury Rate" for a quarterly period shall mean the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields published by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company for such week. In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year U.S. Treasury Rate for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and for each business day (or less frequently if daily quotations shall not be generally available) in each such quarterly period in New York City to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

     "Unaffiliated Directors" shall mean those members of the Board of Directors of the Company who are not Affiliates of the Manager, the Company or ICII.

     "VA" means the United States Department of Veterans Affairs.

     2.  General Duties of the Manager.  Subject to the supervision of the Board
         -----------------------------
of Directors, the Manager shall provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any subsidiary of the Company as follows:

   (a) serve as the Company's consultant with respect to formulation of investment criteria and interest rate risk management by the Board of Directors;

   (b) advise the Company in connection with and assist in its long-term investment operations;

   (c) provide personnel and technical assistance to support the securitization activities of the Company by reviewing documents and assisting in the determination and negotiation of the terms and features of securities issued in connection therewith;

   (d) monitor and provide to the Board of Directors on an on-going basis price information and other data, obtained from certain nationally-recognized dealers who maintain markets in Mortgage Loans identified by the Board of Directors from time to time, and provide data and advice to the Board of Directors in connection with the selection and identification of such dealers.

   (e) provide the executive and administrative personnel, office space and services required, including, without limitation, legal services and contract review from in-house counsel, human resources, payroll and 401K and benefits administration, in rendering services to the Company;

   (f) monitor and provide a full time asset liability manager with the proper computer hardware and software to perform research and analysis to provide data about the Company's portfolio of Mortgage Assets and recommended hedging strategies to the Board of Directors;

   (g) provide Management Information Systems voice and data phone line and equipment support;

   (h) communicate on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and maintain effective relations with such holders of the Company's securities, including hiring and retaining a public relations firm to market and promote the Company, and the reasonable costs associated therewith;

   (i) assist in the administration of any stock option plan of the Company by providing personnel, administrative services, data processing and other systems and controls;

   (j) upon request by and in accordance with the direction of the Board of Directors, invest or reinvest any money of the Company; and

   (k) as approved and directed by the Board of Directors, perform such other services as may be required for management and other activities relating to the assets of the Company as the Manager shall deem appropriate under the particular circumstances.


   3.  Additional Activities of Manager.  Subject to the Non-Competition
       --------------------------------
Agreement by and between the Company and ICII, and the Right of First Refusal Agreement by and between ICII and ICIFC, nothing herein shall prevent the Manager or its Affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory service to others investing in any type of real estate investment, including investments which meet the principal investment objectives of the Company or any subsidiary of the Company. Directors, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company, to the extent permitted by its Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to its Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

  4.  Records; Confidentiality.  The Manager shall maintain appropriate books of
      ------------------------
account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by officers of the Company or officers of any subsidiary of the Company at any time during normal business hours. The Manager agrees to keep confidential any and all information it obtains from time to time in connection with the services it renders hereunder and shall not disclose any portion thereof to non-affiliated third parties except with the prior written consent of the Company or any subsidiary of the Company.

  5.  Obligations of Manager.  Anything else in this Agreement to the contrary
      ----------------------
notwithstanding, the Manager shall refrain from any action which in its sole judgment made in good faith (i) would adversely affect the status of the Company and any subsidiary of the Company as a real estate investment trust as defined and limited in sections 856 through 860 of the Code, (ii) which in its sole judgment made in good faith would violate any law, rule or regula tion of any governmental body or agency having jurisdiction over the Company and such subsidiary, or (iii) which would otherwise not be permitted by the Company's or its subsidiary's Governing Instruments, except if any of such actions shall be ordered by the Board of Directors, in which event the Manager shall promptly notify the Board of Directors of the Manager's judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments and shall refrain from taking such action pending further clarification or instructions from the Board of Directors. If the Board of Directors thereafter instructs the Manager, despite the Manager's notification as provided herein, to take any such action and the Manager so acts upon the instructions given, the Manager shall not be responsible for any loss of the Company's or its subsidiary's status as a REIT or violation of any law, rule or regulation or the Governing Instruments caused thereby.

  6.  Compensation.
      ------------

   (a) A per annum base management fee payable monthly in arrears shall be calculated in an amount equal to the total of (i) three-eighths (3/8) of one percent (1%) of the Gross Mortgage Assets of the Company composed of other than Agency Certificates, Conforming Mortgage Loans or Mortgage-Backed Securities secured by or representing interests in Conforming Mortgage Loans, plus (ii) one-eighth (1/8) of one percent (1%) of the remainder of Gross Mortgage Assets of the Company, plus (iii) one-fifth (1/5) of one percent (1%) of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. Seventy-five percent (75%) of the per annum base management fee as calculated above shall be paid to the Manager for services rendered under this Agreement. Twenty-five percent (25%) of the per annum base management fee as calculated above shall be paid by the Company for distribution to participants in its executive bonus pool in amounts to be determined in the sole discretion of the Company's Chief Executive Officer.

   (b) If the Company's annualized Return on Equity during any fiscal quarter (computed by multiplying the Return on Equity for such fiscal quarter by four) is in excess of the Ten Year U.S. Treasury Rate plus 2%, the Company will pay the Manager, as incentive compensation for such quarter, an amount equal to 25% of such excess, provided that such incentive compensation payment shall not reduce the Company's annualized Return on Equity to less than the Ten Year U.S._Treasury Rate plus 2%. Notwithstanding the foregoing, the Company shall pay up to one-fourth (1/4) of the above incentive compensation for distribution as bonuses to participants in its executive bonus pool in amounts to be determined in the sole discretion of the Company's Chief Executive Officer.

   (c) The Manager shall compute the compensation payable under Subsections (a) and (b) within 60 days after the end of each calendar quarter, with the exception of the fourth quarter for which compensation shall be computed within 30 days. In any event, the compensation payable under Subsection
       (b) shall be calculated before any income distributions are made to stockholders for the corresponding period. Notwithstanding the provisions of Subsections (a) and (b) above, the Company and the Manager agree that stockholders of the Company should receive an annual Return on Equity, as measured for both the overall performance of the Company and the specific performance of the Investment Pool, at least equal to the Ten Year U.S. Treasury Rate plus 2% for the current fiscal year. For any fiscal year in which either the stockholders' overall Return on Equity or Investment Pool Return on Equity would be less than such target rate, as much of the base management fee and the incentive compensation fee payable to the Manager and to participants in the executive bonus pool of the Company as would be needed to achieve such target rate shall be withheld pro rata and paid instead to stockholders of the Company for that fiscal year. A copy of the computations made by the Manager to calculate its compensation shall thereafter be promptly delivered to any executive officer of the Company and, upon such delivery, payment of the compensation earned under Subsections (a) and (b) shown therein shall be due and payable within 90 days after the end of such calendar quarter. The incentive compensation due and payable to the Manager under subsection (b) shall be paid to the Manager in the subsequent quarter in which the incentive compensation was earned. The aggregate amount of the Manager's compensation for each fiscal year shall be adjusted within 120 days after the end of such fiscal year so as to provide compensation for such year in the annual amounts stated in Subsections (a) and (b) and any excess owed to, or shortfall owed by, the Manager with respect to such compensation, collectively, shall be promptly remitted by, or paid to, the Company. In the event that the time in which the compensation is paid by the Company pursuant to this Subsection (c) violates the Company's status to be taxed as a REIT, both parties shall mutually agree to modify the time set forth in this Section in which the compensation earned under Subsections (a) and (b) will be paid.

  7.  Expenses of the Manager.  Without regard to the compensation received
      -----------------------
hereunder by the Manager, the Manager shall bear the following expenses:

  (a) Employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans;

  (b) Travel and other expenses of directors, officers and employees of the Manager and of directors, officers, or employees of the Company or any subsidiary of the Company who are also directors, officers or employees of the Manager, except expenses of such persons who are directors of the Company or any subsidiary of the Company incurred in connection with attending meetings of the Board of Directors or meetings of holders of the securities of the Company or any subsidiary of the Company or expenses of persons who are directors, officers, or employees of the Company or any subsidiary of the Company incurred in connection with attending meetings, conferences or conventions which relate solely to the business affairs of the Company or any subsidiary of the Company;

  (c) Rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses (such as asset/liability software, modeling software and other software and hardware) of the Manager needed in order to perform its duties as set forth in Section 2 herein;

  (d) Bookkeeping fees and expenses including any costs of computer services, other than in connection with communications under Section 8(j), in connection with this function; and

  (e) Miscellaneous administrative expenses incurred in supervising and monitoring the Company's investments or any subsidiary's investments of relating to performance by the Manager of its functions hereunder.

  8.  Expenses of the Company.  The Company or any subsidiary of the Company
      -----------------------
shall pay all of its expenses except those which are the responsibility of the Manager pursuant to Section 7 of this Agreement, and without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company or any subsidiary of the Company shall not be paid by the Manager;

  (a) The cost of borrowed money;

  (b) All taxes applicable to the Company or any subsidiary of the Company including interest and penalties thereon;

  (c) Legal audit, accounting, underwriting, brokerage, listing, rating agency, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company's or any subsidiary's equity securities or debt securities;

  (d) Fees and expenses paid to advisers and independent contractors, consultants, managers, and other agents employed directly by the Company or any subsidiary of the Company or by the Manager at the Company's or such subsidiary's request for the account of the Company or any subsidiary of the Company (other than the Manager);

  (e) Expenses connected with the acquisition, disposition and ownership of the Company's or any subsidiary's investment assets (including without limitation commitment fees, brokerage fees, guaranty fees and hedging fees), including but not limited to ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company or any subsidiary of the Company; and with regard to brokerage fees, it is understood that neither the Manager nor any of its Affiliates shall charge a brokerage commission or similar fee to the Company or any subsidiary of the Company in connection with the acquisition, disposition or ownership of the Company's or any subsidiary's investment assets;

  (f) The expenses of organizing, modifying or dissolving the Company or any subsidiary of the Company;

  (g) All insurance costs incurred in connection with the Company or any subsidiary of the Company;

(h) Expenses connected with payments of dividends or interest or distributions in each or any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

(i) Expenses connected with the structuring of the issuance of Mortgage-Backed Securities by the Company or any subsidiary of the Company, including but not limited to trustee's fees, insurance premiums, and costs of required credit enhancements;

(j) All expenses by third parties connected with communications to holders of equity securities or debt securities of the Company or any subsidiary of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's or any subsidiary's securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party;

(k)   Transfer agent's and registrar's fees and charges;

(l) Fees and expenses paid to directors of the Company or any subsidiary of the Company, the cost of director and officer liability insurance and premiums for fidelity and errors and omissions insurance;

(m) Legal, accounting and auditing fees and expenses relating to the Company's or any subsidiary's operations;

(n) Any judgment rendered against the Company or any subsidiary of the Company, or against any director of the Company or any subsidiary of the Company in his capacity as such for which the Company or any subsidiary of the Company is required to indemnify such director, by any court or governmental agency;

(o) Expenses relating to any office or office facilities maintained by the Company or any subsidiary of the Company separate from the office of the Manager;

(p)   Expenses related to the servicing and subservicing of Mortgage Loans;

(q) All offering expenses (including accounting, legal, printing, clerical, personnel, filing and other expenses) incurred by the Company, the Manager of its Affiliates on behalf of the Company in connection with an Offering; and

(r) Other miscellaneous expenses of the Company or any subsidiary of the Company which are not expenses of the Manager under Section 7.

Reimbursements of expenses incurred by the Manager which are the responsibility of the Company, if any, will be made monthly as described in Section 7.

  9.  Limits of Manager Responsibility.
      --------------------------------

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 5 above. The Manager, its directors, officers, shareholders and employees will not be liable to the Company, any subsidiary of the Company, the Unaffiliated Directors or the Company's or its subsidiary's stockholders for any acts performed by the Manager, its directors, officers, stockholders and employees in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company or its subsidiary shall reimburse, indemnify and hold harmless the Manager, its stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect of or arising from any acts or omissions of the Manager, its stockholders, directors, officers and employees made in good faith in the performance of the Manager's duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

(b) The Manager shall reimburse, indemnify and hold harmless the Company, any subsidiary, or any of their stockholders, directors, officers and employees of and from any and all expenses, losses, damages, liabilities, demands, charges and claims (including, without limitation, reasonable attorneys fees) arising out of any intentional misstatements of fact made by the Manager in connection with this Agreement and the services to be rendered hereunder.

  10. No Joint Venture.  The Company and the Manager are not partners or joint
      ----------------
venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liabilities as such on either of them.

  11. Term.   This Agreement shall continue in force and effect until January
      ----
31, 2002, subject to being terminated for cause as provided in Section 12 herein. After January 31, 2002, this Agreement may be extended with the consent of the Manager and with the affirmative vote of a majority of the Unaffiliated Directors or by a vote of the holders of a majority of the outstanding shares of Common Stock of the Company. Each extension shall be executed in writing by all parties hereto before the expiration of this Agreement or of any extension thereof. Each such extension shall not exceed a period of twelve months.

  12. Termination for Cause.  This Agreement, or any extension hereof, may be
      ---------------------
terminated by either party for cause immediately upon written notice, (i) by a majority vote of the Unaffiliated Directors or by a vote of a majority of the holders of the Company's Common Stock, in the case of termination by the Company, or, (ii) in the case of termination by the Manager, by a majority vote of the directors of the Manager. Grounds for termination for cause will occur with respect to a party if:

  (i) Such party shall have violated any provision of this Agreement and, after notice of such violation, shall not cure such default within 30 days; or

  (ii) There is entered an order for relief or similar decree or order with respect to such party by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws as now or hereafter constituted or under any applicable federal or state bankruptcy, insolvency or other similar laws; or such party (A) ceases or admits in writing its inability to pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, creditors; (B) applies for, or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of such party or of any substantial part of its properties or assets, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against such party and continue undismissed for 30 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorizes such application or consent, or proceedings to such end are instituted against such party without such authorization, application or consent and are approved as properly instituted and remain undismissed for 30 days or results in adjudication of bankruptcy or insolvency; or (D) permits or suffer all or any substantial part of its properties or assets to be sequestered or attached by court order and the order remains undismissed for 30 days.

  (iii)Each party agrees that if any of the events specified in this Section 12 shall occur, it will give prompt written notice thereof to the other party's Board of Directors after the happening of such event.

If this Agreement is terminated pursuant to this Section, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 15.

  13.  Buyout of Agreement After Five Years.  If, after January 31, 2002, this
       ------------------------------------
Agreement is not renewed by the Company, then the Company, in addition to its obligations under Section 15, shall pay the Manager a non-renewal fee determined by an independent appraisal, such non-renewal fee to be allocated seventy-five percent (75%) to the Manager and twenty-five percent (25%) to participants in the Company's executive bonus pool as determined in the sole discretion of the Chief Executive Officer. Such appraisal shall be conducted by a nationally-recognized appraisal firm mutually agreed upon by the parties and the costs of such appraisal shall be borne equally by the parties. If the parties are unable to agree upon such appraisal firm within 30 days following notice of termination or, in the event of non-renewal, the termination date, then each party shall as soon as reasonably practicable, but in no event more than 45 days following notice of termination or, in the event of non-renewal, the termination date, choose a nationally-recognized independent appraisal firm to conduct an appraisal. In such event, (i) the termination fee shall be deemed to be the average of the appraisals as conducted by each party's chosen appraiser and (ii) each party shall pay the costs of its appraiser so chosen. Any appraisal conducted hereunder shall be performed no later than 45 days following selection of the appraiser or appraisers.

  14.  Assignment; Subcontract.
       -----------------------

(a) This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is to a corporation, association, trust or other organization which shall acquire the property and carry on the business of the Manager, if at the time of such assignment a majority of the voting stock of such assignee organization shall be owned, directly or indirectly, by ICII or unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Such an assignment shall bind the assignee hereunder in the same manner as the Manager is bound hereunder and, to further evidence its obligations hereunder, the assignee shall execute and deliver to the Company a counterpart of this Agreement. This Agreement shall not be assignable by the Company without the consent of the Manager, except in the case of assignment by the Company to a real estate investment trust or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound hereunder.

(b) Notwithstanding the foregoing, the Company and the Manager agree that the Manager may enter into a subcontract with any third party, which third party shall be approved by the Company's Board of Directors, pursuant to which such third party will provide such of the management services required hereunder as the Manager deems necessary, and the Company hereby consents to the entering into and performance of such subcontract; provided, however, that no such arrangement between the Manager and any third party shall relieve the Manager of any of its duties or obligations hereunder.

  15.  Action Upon Termination.  From and after the effective date of
       -----------------------
termination of this Agreement, pursuant to Sections 12, 13 and 14 hereof, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination, subject to adjustments on an annualized basis in accordance with Section 6(c). The Manager shall forthwith upon such termination deliver to the Board of Directors all property and documents, corporate records, reports and software of the Company or any subsidiary of the Company then in the custody of the Manager.

  16.  Representations and Warranties.
       ------------------------------

 (a)  The Company hereby represents and warrants to the Manager as follows:

   (i) Corporate Existence.  The Company is duly organized, validly existing
       -------------------
   and in good standing under the laws of Maryland, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of such jurisdictions where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole.

   (ii)  Corporate Power; Authorization; Enforceable Obligations.  The Company
         -------------------------------------------------------
   has the corporate power, authority and legal right to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect relating to the rights and remedies of creditors generally, and general principles on equity.

   (iii)  No Legal Bar to This Agreement.  The execution, delivery and
          ------------------------------
   performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the charter or Bylaws of, or any securities issued by the Company or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)  The Manager hereby represents and warrants to the Company as follows:

  (i)  Corporate Existence.  The Manager is duly organized, validly existing
       -------------------
  and in good standing under the laws of California, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

  (ii)  Corporate Power; Authorization; Enforceable Obligations.  The Manager
        -------------------------------------------------------
  has the corporate power, authority and legal right to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and its execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitations, stockholders and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

  (iii)  No Legal Bar to This Agreement.  The execution, delivery and
         ------------------------------
  performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the certificate of incorporation or by-laws of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provision of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

  17.  Reference Provision.
       -------------------

(a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in Orange County, California, in accordance with the provisions of Section 638 et seq. of the California Code
                                                  -- ---
    of Civil Procedure, or their successor section ("CCP"), which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement, including whether such controversy, dispute or claim is subject to the reference proceeding and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior court of Orange

    County (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Orange County Superior Court (or his representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one preemptory challenge pursuant to CCP 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP 644 in any court in the State of California having jurisdiction. Any party may apply for a reference at any time after thirty
    (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and, request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties.

(b) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

(c) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(d) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Orange County Superior Court, in accordance with the California Arbitration Act, Sections 1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth herein above shall apply to any such arbitration proceeding.

   18.  Notices.   Any notice, report, or other communication required or
        -------
permitted to be given hereunder shall be in writing unless some other method of giving such notice, report, or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses of the parties hereto:

  The Company:         Imperial Credit Mortgage Holdings, Inc.

                       20371 Irvine Avenue, Suite 104
                       Santa Ana Heights, California 92707
                       Telephone:  (714) 556-0122
                       Facsimile:  (714) 252-2881
                       Attention: Joseph R. Tomkinson,
                       Chief Executive Officer

  With a copy to:      William Ashmore at the above address

  The Manager:         Imperial Credit Advisors, Inc.
                       23550 Hawthorne Blvd.
                       Building One, Suite 110
                       Torrance, California 90505
                       Telephone:  (310) 373-1704
                       Facsimile:  (310) 373-9955
                       Attention: H. Wayne Snavely,
                       Chairman of the Board

Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 18.

  19.  Amendments.  This Agreement shall not be amended, changed, modified,
       ----------
terminated or discharged in whole or in part except by an instrument in writing signed by all parties hereto, or their respective successors or assigns, or otherwise as provided herein.

  20.  Successors and Assigns.  This Agreement shall bind any successors or
       ----------------------
assigns of the parties hereto as herein provided.

  21.  Governing Law.  This Agreement shall be governed, construed and
       -------------
interpreted in accordance with the laws of the State of California.

  22.  Headings and Cross References.  The section headings hereof have been
       -----------------------------
inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement. Any reference in this Agreement to a "Section" or "Subsection" shall be construed, respectively, as referring to a section of this Agreement or a subsection of a section of this Agreement.

  23.  Severability.  The invalidity or unenforceability of any provision of
       ------------
this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

  24.  Entire Agreement.  This instrument contains the entire agreement between
       ----------------
the parties as to the rights granted and the obligations assumed in this instrument.

  25.  Waiver.  Any forbearance by a party to this Agreement in exercising any
       ------
right or remedy under this Agreement or otherwise afforded by applicable law shall not by a waiver of or preclude the exercise of that or any other right or remedy.

  26. Execution in Counterparts.  This Agreement may be executed in one or more
      -------------------------
counterparts, any of which shall constitute an original as against any party whose signature appears on it, and all of which shall together constitute a single instrument. This Agreement shall become binding when one or more counterpart, individually or taken together, bear the signatures of both parties.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.


                         IMPERIAL CREDIT MORTGAGE HOLDINGS, INC.



                         By:      /s/  Joseph R. Tomkinson
                            -------------------------------------
                         Name:   Joseph R. Tomkinson
                         Title:  Chief Executive Officer


                         IMPERIAL CREDIT ADVISORS, INC.



                         By:        /s/ H. Wayne Snavely
                            -------------------------------------
                         Name:   H. Wayne Snavely
                         Title:  Chairman of the Board